CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated October 14, 1999, on our audit of the financial statements of CIMsoft, Inc. as of June 30, 1999 and for the year then ended.

We also consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated September 4, 1999, on our audits of the balance sheet of The Rotherwood Group, Inc. as of June 30, 1999 and the related statements of operations stockholders' deficit and cash flows for each of the two years in the period then ended.


                                          KING, WEBER & ASSOCIATES, P.C.

Tempe, Arizona
November 10, 1999